EXHIBIT 10(d)
SCHEDULE I
     On February 11, 2002, and February 9, 2001, respectively, the Ferro Corporation Board of Directors granted Mr. Ortino 155,000 and 122,000 options to purchase shares. Of these amounts, options for 100,000 shares each year were granted under the 1985 Employee Stock Option Plan approved by shareholders and the remaining options were approved and granted by the Board from available treasury shares. The options granted in 2002 have an exercise price of $25.50; and the options granted in 2001 have an exercise price of $23.60. Both grants have a maximum term of ten years and vest evenly over four years on the anniversary of the grant date.